Exhibit 10.2

as of January 31, 2008

Accentia Biopharmaceuticals, Inc.

324 South Hyde Park Ave., Suite 350

Tampa, Florida 330606

Attention: Chief Financial Officer

Re: Amendment to Warrants

Ladies and Gentlemen:

Reference is made to (a) the Securities Purchase Agreement dated as of April 29, 2005 (as amended, restated, modified and/or supplemented from time to time, the “Securities Purchase Agreement”) by and between Accentia Biopharmaceuticals, Inc., a Florida corporation (the “Company”) and Laurus Master Fund, Ltd. (“Laurus”); (b) the Amended and Restated Common Stock Purchase Warrant dated August 16, 2005 issued by the Company in favor of Laurus for up to 1,000,000 shares of common stock of the Company (as amended, restated, modified and/or supplemented from time to time, the “2005 Warrant”) and (c) the Common Stock Purchase Warrant dated October 31, 2007 issued by the Company in favor of Laurus for up to 4,024,398 shares of common stock of the Company (the “2007 Warrant” and, together with the 2005 Warrant, the “Warrants”). Capitalized terms used herein that are not defined shall have the meanings given to them in the Securities Purchase Agreement.

In order to induce Laurus to continue to extend to the Company the financial accommodations contemplated by the Securities Purchase Agreement, the Company has agreed to amend the Warrants on the terms and conditions set forth below.

In consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree that:

(i) clause (d) of the 2005 Warrant is hereby amended and restated in its entirety to read as follows:

“The “Exercise Price” applicable under this Warrant shall be a price of $2.67 for any shares acquired hereunder.”

(ii) the first sentence of Section 1.5 of the 2007 Warrant is hereby amended and restated in its entirety to read as follows:

“Notwithstanding anything contained herein to the contrary, at any time prior to March 31, 2008 (the “Warrant Repurchase Date”), the Company may, at its sole discretion, provide the Holder with written notice (the “Notice of Repurchase”) of its intent to repurchase the Warrant for an aggregate purchase price of Four Million Dollars ($4,000,000) (the “Warrant Repurchase Price”) or any portion of the Warrant exercisable for no less than fifty percent (50%) of the shares of Common Stock receivable upon exercise of the Warrant for the proportionate Warrant Purchase Price.”

This letter agreement shall become effective upon receipt by Laurus of a copy of this letter agreement executed by the Company.

Except as specifically amended herein, the Securities Purchase Agreement, Warrants and the other Related Agreements (as defined in the Securities Purchase Agreement) shall remain in full force and effect, and are hereby ratified and confirmed. The execution, delivery and effectiveness of this letter agreement shall not operate as a waiver of any right, power or remedy of Laurus, nor constitute a waiver of any provision of the Securities Purchase Agreement, the Warrants and the other Related Agreements. This letter agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall be governed by and construed in accordance with the laws of the State of New York.

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This letter agreement may be executed by the parties hereto in one or more counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same agreement. Any signature delivered by a party by facsimile transmission shall be deemed to be an original signature hereto.

Very truly yours,

LAURUS MASTER FUND, LTD.

By:	/s/ Patrick Regan
Name:	Patrick Regan
Title:	Authorized Signatory

CONSENTED AND AGREED TO:

ACCENTIA BIOPHARMACEUTICALS, INC.

By:	/s/ James A. McNulty
Name:	James A. McNulty, CPA
Title:	Secretary/Treasurer